EXHIBIT 99.2
                                                                    ------------



                                    AGREEMENT
                                    ---------


         This Agreement (this "Agreement"), dated as of December 19, 2003, is between IMC Global Inc., a Delaware corporation ("Parent"), and Keystone, Inc., a Texas corporation, Alpine Capital, L.P., a Texas limited partnership, and The Anne T. and Robert M. Bass Foundation, a Texas non-profit corporation (each a "Selling Unitholder" and collectively, "Selling Unitholders").

         WHEREAS, Selling Unitholders are the beneficial owners of an aggregate of 30,732,100 units representing limited partner interests (each, a "Partnership Unit" and collectively, the "Partnership Units") of Phosphate Resource Partners Limited Partnership, a Delaware limited partnership (the "Partnership"); and


         WHEREAS, Parent intends to propose to the Partnership a transaction pursuant to which an affiliate of Parent would be merged with the Partnership (such transaction, or another transaction, in each case whereby the Selling Unitholders would receive the Merger Consideration Amount contemplated hereby) (the "Transaction") pursuant to an agreement (the "Transaction Agreement") and each Partnership Unit would be converted into a right to receive consideration in the merger of not less than 0.2 of a share of common stock, par value $1.00 per share, of Parent ("Parent Shares").

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.        RIGHT.

                  (a) Each Selling Unitholder hereby grants to Parent during the term of this Agreement an irrevocable right (the "Right") to purchase all (but not less than all) Partnership Units owned beneficially by each Selling Unitholder (the "Owned Units") for the Merger Consideration Amount (as hereinafter defined) for each of its Owned Units as set forth on Annex A. The "Merger Consideration Amount" per Partnership Unit shall be equal to the greater of (i) 0.2 Parent Shares or (ii) the number of Parent Shares to be issued in exchange for each Partnership Unit in connection with the consummation of the Transaction as provided in the Transaction Agreement, subject to anti-dilution adjustments provided in the Transaction Agreement.

                  (b) Parent may exercise the Right, in whole and not in part, at any time after the date hereof and prior to the termination of this Agreement pursuant to Section 10. The Right may only be exercised substantially contemporaneously with the consummation of the Transaction and shall be effected in a manner such that the issuance of Parent Shares as contemplated by Section 1(a) would be included in the registration statement associated with the Transaction so that upon receipt by the Selling Unitholder the Parent Shares will be freely tradable.

                  (c) If Parent desires to exercise the Right, it shall do so by giving each Selling Unitholder written notice to such effect, specifying the place and the closing date not earlier than one business day nor later than ten (10) business days from the date of such notice. At any closing under the Right, Parent shall issue to each Selling Unitholder the Parent Shares (which shall be in uncertificated book-entry form) to be issued to Selling Unitholder, registered in the name of Selling Unitholder or its designee, and each Selling Unitholder shall deliver to Parent (or to Parent's affiliated designee) its Owned Units (which shall be in uncertificated book-entry form), endorsed in the name of Parent or its designee.

                  (d) Each Selling Unitholder agrees that following the exercise of the Right, during the period from the date of exercise of the Right to the date which is 90 days thereafter, it shall not, and it shall cause its affiliates not to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Parent Shares or any options or warrants to purchase Parent Shares, whether now owned or thereinafter acquired, without the prior written permission of Parent, except that Alpine Capital, L.P. may continue to pledge the Parent Shares under existing margin account agreements governing the Partnership Units (the "Alpine Pledge") and the lenders a party thereto may exercise their rights thereunder.

                  (e) If, prior to exercising the Right, Parent (i) declares a stock dividend or other distribution payable in Parent Shares or securities convertible or exchangeable into Parent Shares or (ii) effects a stock split (including a reverse stock split), reclassification, combination or other similar change with respect to Parent Shares or any other transaction for which anti-dilution adjustments are typically made, then the Merger Consideration Amount shall be equitably adjusted, in the reasonable judgment of the board of directors of Parent, to eliminate the dilutive effects of that stock dividend, distribution, stock split, reclassification, combination or other change.

SECTION 2. NON-COMPLETION FEE. Subject to Section 10(b) hereof, upon the earliest to occur of (i) March 25, 2004, if the Transaction Agreement has not been executed and delivered on or before such date, (ii) June 25, 2004, if a definitive proxy statement / prospectus, tender offer or other applicable disclosure document relating to the Transaction (the "Transaction Disclosure Document") has not been mailed to the unitholders of the Partnership, (iii) termination of the Transaction Agreement or (iv) September 30, 2004, (such earliest date, the "Non-Completion Fee Date"), Parent shall promptly (but in no event later than five (5) business days thereafter), elect, in its sole discretion, either (a) to pay to the Selling Unitholders an aggregate sum of $500,000 in cash, if permissible under applicable law and Parent's credit agreements, or (b) to purchase from the Selling Unitholders such number of Partnership Units having an aggregate market value on the Non-Completion Fee Date of $100.00, in exchange for the issuance by Parent to the Selling Unitholders of the greater of (x) 61,300 Parent Shares or (y) such number of Parent Shares equal to $600,100, determined by dividing $600,100 by the Volume Weighted Average Price per Parent Share for the five trading days ending on and including the trading day prior to the Non-Completion Fee Date, which Parent Shares shall be allocated among the Selling Unitholders pro rata (and rounded to the nearest whole number of Parent Shares) based on each Selling Unitholder's Owned Units, and in connection with any such issuance such Selling Unitholders agree to execute customary private placement representation letters at such time (the cash payment and the issuance of Parent Shares referred to in clauses (a) and (b) are herein referred to as the "Non-Completion Fee").

SECTION 3. PROXY. Each Selling Unitholder hereby irrevocably grants to and appoints Parent and any of its designees, and each of them individually, as Selling Unitholder's proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of Selling

Unitholder, to vote the Owned Units or execute one or more written consents or approvals in respect of the Owned Units:

                  (a) in favor of adoption of the Transaction and approval of the terms thereof and any transactions contemplated thereby;

                  (b) against any action or agreement that is or would be reasonably likely to result in a breach in any material respect of Parent's or Partnership's obligations under the Transaction Agreement; and

                  (c) against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay or postpone the Transaction or the transactions contemplated thereby or change in any manner the voting rights of the Partnership Units.

SECTION 4. STANDSTILL. Each Selling Unitholder agrees not to, and shall cause any person or entity affiliated with such Selling Unitholder not to, directly or indirectly, without the express written consent of Parent (which may be withheld in its sole discretion), purchase, sell or otherwise trade, or make offers with respect to, any debt or equity securities of Parent, Partnership or any of their affiliates (collectively, "Parent Securities") (including purchases, sales, offers or other trading in derivative instruments related to such Parent Securities) until the earlier of (a) the termination of this Agreement pursuant to Section 10, or (b) a period of nine months from the date of execution of this Agreement. In addition, each Selling Unitholder acknowledges that it is aware and will advise its representatives that the United States securities laws prohibit any person or entity that has material, non-public information concerning Parent, Partnership or any affiliate thereof from purchasing or selling securities of such entities (and options, warrants and rights relating thereto) and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity (including, without limitation, any of such Selling Unitholder's representatives) is likely to purchase or sell.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLING UNITHOLDER. Each Selling Unitholder severally, and not jointly, represents and warrants to Parent, as of the date hereof, as follows:

         5.01 TITLE TO OWNED UNITS. Selling Unitholder is the beneficial owner of, and has the right to convey good and marketable title, free of all liens and encumbrances, except such Partnership Units subject to the Alpine Pledge, to its respective Owned Units, as set forth on Annex A as of the date hereof. Selling Unitholder does not own directly or indirectly any other rights or interests in the Partnership Units. Selling Unitholder has the exclusive power to grant or cause the grant of the proxy referred to above with respect to the Owned Units. Selling Unitholder does not have any rights of any nature to acquire any additional Partnership Units.

         5.02 ORGANIZATION. Selling Unitholder is duly organized, validly existing, and in good standing under the laws of the state of its incorporation, formation or organization.

         5.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Selling Unitholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement by Selling Unitholder and the consummation by Selling Unitholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Selling Unitholder. This Agreement has been duly and validly executed and delivered by Selling Unitholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Selling Unitholder, enforceable against Selling Unitholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

         5.04 NO CONFLICT. The execution and delivery of this Agreement by Selling Unitholder does not, and the performance of this Agreement by the Selling Unitholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or of any other person; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, the bylaws or analogous documents of Selling Unitholder or any other agreements to which Selling Unitholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Selling Unitholder or its property or assets.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent represents and warrants to Selling Unitholder, as of the date hereof, as follows:

         6.01 AUTHORIZED SHARES. The Parent Shares, when issued in accordance with the terms hereof, will be duly authorized, validly issued, free and clear of all encumbrances, fully paid and non-assessable, and will be listed for trading.

         6.02 ORGANIZATION. Parent is duly organized, validly existing, and in good standing under the laws of the state of its incorporation.

         6.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by each Selling Unitholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

         6.04 NO CONFLICT. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority or of any other person other than Parent; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation, the by-laws or analogous documents of Parent or any other agreements to which Parent is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or its property or assets.

         6.05 SEC REPORTS. Parent has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by the Parent with the SEC since December 31, 2000 (collectively, the "SEC Reports"). When filed with the SEC (and at the time of mailing to the unitholders and at the time of closing of the Transaction in the case of the Transaction Disclosure Document), the SEC Reports conformed in all material respects to the requirements of the Exchange Act. When filed with the SEC, the SEC Reports did not, and the Transaction Disclosure Document will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.06 FINANCIAL STATEMENTS. The financial statements, and the related notes thereto, included or incorporated by reference in the SEC Reports:

                  (a) present fairly the consolidated financial position of the Parent as of the dates indicated and the consolidated results of its operations and changes in cash flows and stockholders' equity for the periods specified (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments); and

                  (b) were prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes to those financial statements).

SECTION 7. HART-SCOTT-RODINO. Parent and the Selling Unitholders agree to make, and to cause the other affiliates and representatives to make, all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the exercise of the Right.

SECTION 8. CONDITIONS TO RIGHT EXERCISE CONSUMMATION. The respective obligations of the parties pursuant to Section 1 are subject to the satisfaction or waiver on or prior to Parent's exercise of the Right of each of the following conditions:

                  (a) The waiting period, if any, applicable to the exercise of the Right under the HSR Act shall have expired or been terminated.

                  (b) No governmental entity shall have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit the exercise of the Right.


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


                  (c) In the case of Parent, the representations and warranties of the Selling Unitholders as set forth in Section 5 are true and correct in all material respects, as though made on and as of the date of Parent's exercise of the Right; and in the case of the Selling Unitholders the representations and warranties of Parent as set forth in Section 6 are true and correct in all material respects, as though made on and as of the date of Parent's exercise of the Right.

                  (d) In the case of Parent, the Selling Unitholders shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the date of Parent's exercise of the Right; and in the case of the Selling Unitholders, Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the date of Parent's exercise of the Right.

SECTION 9. PUBLIC STATEMENTS. Parent agrees that it shall not, and shall cause each of its affiliates and representatives not to, issue any press release or make any public statements with respect to this Agreement or the identities of the Selling Unitholders without the prior written consent of each of the Selling Unitholders unless otherwise required by applicable law or exchange requirements.

SECTION 10.       TERMINATION.

                  (a) Except as set forth in Section 1(d) above, this Agreement, and all rights and obligations of the parties hereunder, shall automatically terminate immediately following the first to occur of (i) the issuance of the Parent Shares in connection with the exercise of the Right and
(ii) the occurrence of any Non-Completion Fee Date; provided, that the termination of this Agreement pursuant to clause (ii) shall not relieve Parent of its obligations to pay or issue, as applicable, the Non-Completion Fee.

                  (b) In the event that prior to an applicable Non-Completion Fee Date, the lenders exercise any foreclosure or comparable rights pursuant to the Alpine Pledge, this Agreement, and all rights and obligations of the parties hereunder, shall automatically terminate immediately upon notice of such exercise and no Non-Completion Fee shall be paid or issued.

SECTION 11. REGISTRATION RIGHTS. In connection with the exercise of the Right, Parent and the Selling Unitholders agree to negotiate, in good faith, a customary registration rights agreement embodying the terms set forth in Annex B attached hereto with a view to executing such registration rights agreement by January 31, 2004. Such registration rights agreement shall provide for the registration under the federal securities laws, if necessary, of the Parent Shares received by the Selling Unitholders so that such Parent Shares are freely tradable under the federal securities laws.

SECTION 12. FURTHER ASSURANCES. Selling Unitholders shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof.

SECTION 13. EXPENSES. Except as otherwise expressly provided herein, all costs and expenses incurred by any of the parties hereto will be borne by the party incurring such costs and expenses.


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


SECTION 14. ENFORCEMENT OF THE AGREEMENT. Each Selling Unitholder acknowledges that irreparable damage would occur and that Parent would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction to prevent breaches by each Selling Unitholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 15.       MISCELLANEOUS.

                  (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the addresses listed on Schedule 1 attached hereto.

                  (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (c) This Agreement constitutes the entire agreement, supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (PROVIDED, however, that the letter agreement among Parent, Partnership and Keystone, Inc. dated November 19, 2003 and the letter agreement among Parent, Partnership and Alpine Capital, L.P. dated December 19, 2003 shall remain in full force and effect).

                  (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts or laws thereof.

                  (e) All covenants and other agreements contained in this Agreement by or on behalf of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

                  (f) If any term, provision, covenant or restriction herein, or the application thereof to any circumstances, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

                  (g) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]


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         IN WITNESS WHEREOF, Parent and each of the Selling Unitholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                   IMC GLOBAL INC.


                                   By:  /s/ J. Reid Porter
                                        ---------------------------------------
                                        Name:   J. Reid Porter
                                        Title:  Executive Vice President,
                                                Chief Financial Officer


                                   KEYSTONE, INC.


                                   By:  /s/ Stratton R. Heath III
                                        ---------------------------------------
                                        Name:   Stratton R. Heath III
                                        Title:  Chief Financial Officer


                                   ALPINE CAPITAL, L.P.

                                   By:  Algenpar, Inc., General Partner


                                   By:  /s/ J. Taylor Crandall
                                        ---------------------------------------
                                        Name:   J. Taylor Crandall
                                        Title:  President


                                   THE ANNE T. AND ROBERT M. BASS
                                      FOUNDATION


                                   By:  /s/ J. Taylor Crandall
                                        ---------------------------------------
                                        Name:   J. Taylor Crandall
                                        Title:  Treasurer

                                                                         ANNEX A



NAME                                            OWNED UNITS
----                                            -----------

Keystone, Inc.                                    2,616,800

Alpine Capital, L.P.                             26,672,900

The Anne T. and Robert M. Bass                    1,442,400
   Foundation                                   -----------

          TOTAL                                  30,732,100





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

                                                                         ANNEX B



                  TERMS OF REGISTRATION RIGHTS ON PARENT SHARES

REGISTRATION
------------

1.1 If the Selling Unitholders receive Parent Shares pursuant to the Agreement or the Transaction Agreement then to the extent such Parent Shares are not freely tradable, Parent shall prepare and file with the SEC, as soon as practicable after receipt of a written request (the "Selling Unitholders Notice") by all of the Selling Unitholders, which request may be given at any time after the Closing Date, one Registration Statement on Form S-3 or such other appropriate form under the Securities Act providing for the registration (the "REGISTRATION") of the offer and sale by the Selling Unitholders of all or a majority of the Parent Shares received by the Selling Unitholders pursuant to the Agreement or upon consummation of the Transaction. To the extent the Selling Unitholders Notice includes less than all of such Parent Shares, Parent shall grant the Selling Unitholders customary piggyback registration rights for the remaining Parent Shares held by them.

1.2 Parent agrees to use its commercially reasonable efforts to cause the Registration Statement to be promptly declared effective under the Securities Act, but in no event later than the 120th day following receipt by the Parent of the Selling Unitholders Notice.

1.3 In connection with the Registration, Parent shall provide to the Selling Unitholders copies of the Prospectus forming part of the Registration Statement in sufficient quantities to enable the Selling Unitholders to resell the Parent Shares pursuant to the Registration Statement.

1.4 Parent shall use its commercially reasonable efforts to keep the Registration Statement effective and to amend and supplement the Prospectus contained therein in order to permit such Prospectus to be used by all persons subject to the prospectus delivery requirements of the Securities Act for such period of time as such persons must comply with such requirements in order to resell the Parent Shares, but in no event for more than one year after the Closing Date.

1.5 Parent will ensure that (i) any Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations of the SEC thereunder, (ii) any Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading and
(iii) any Prospectus forming part of any Registration Statement, and any supplement to such Prospectus, does not, as of the effective date of the Registration Statement, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.6 Parent shall use its commercially reasonable efforts to take all other customary steps reasonably necessary to effect the Registration covered by the Registration Statement.

1.7 Any offering and sale of Parent Shares pursuant to the Registration Statement shall be pursuant to either a firm commitment underwritten offering or through broker transactions as described more completely in the Plan of Distribution section in the Registration Statement. To the extent the offer and sale is made pursuant to a firm commitment underwritten offering, the managing underwriter(s) for any such offering and sale shall be selected by the Parent, subject to the consent of the Selling Unitholders (which may not be unreasonably withheld).

CONDITIONS AND LIMITATIONS
--------------------------

2.1 Parent's obligations under Section 1 shall be subject to the following limitations:

         (a) if, at any time, the Board of Directors of Parent determines in its good faith judgment that the Registration or the continued effectiveness of the Registration Statement or usability of the related Prospectus would reasonably be expected to have a material adverse effect on any existing proposal or plans by Parent or any of its subsidiaries to engage in any material acquisition, merger, consolidation, tender offer, other business combination, reorganization, securities offering, financing or other transaction, Parent may postpone for up to 60 days the filing, effectiveness or usability thereof, once in any 12-month period; and

         (b) if the offer and sale is made through a firm commitment underwritten offering and if the managing underwriters advise Parent and the Selling Shareholders in writing that in their opinion the number of Parent Shares to be included in such offering exceeds the number of securities that can be sold in an orderly manner in such offering, Parent shall include in such registration the number of Parent Shares that in the opinion of such underwriters can be sold in an orderly manner; and

         (c) the Selling Unitholders shall be entitled to make customary requests for take-downs under the Registration Statement; provided, if there is a cut-back pursuant to Section 2.1(b) above, the Selling Unitholders shall have the right to request an additional take-down to effect the offer and sale of the Parent Shares so cut-back pursuant to Section 2.1(b).

LIQUIDATED DAMAGES
------------------

3.1 The parties hereto agree that the Selling Unitholders will suffer damages if the Parent fails to fulfill its obligations to the Selling Unitholders under Section 1. Accordingly, if the Registration Statement is not declared effective on or prior to the Consummation Date (a "REGISTRATION DEFAULT") (except to the extent that such failure to be declared effective is as a consequence of the determination of the Board of Directors as contemplated by ss.2.1(a) hereof, Parent agrees to pay to the Selling Unitholders liquidated damages in an amount equal to $.05 per week per outstanding Parent Share held by the Selling Unitholders and not theretofore registered under the Securities Act for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default and the amount of the liquidated damages shall increase by an additional $.05 per week per such Parent Share with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.20 per week per such Parent Share.


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

REGISTRATION EXPENSES
---------------------

4.1 All fees and expenses, and transfer taxes, if any, owed upon Parent's transfer of Parent Shares to the Selling Unitholders, incident to the performance of or compliance with this Annex A by Parent shall be borne by Parent, whether or not a Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements (in no event to exceed $100,000) of one counsel for the Selling Unitholders,
(ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of Parent's independent certified public accountants, and
(v) fees and expenses of all other persons retained by Parent in connection with the Registration.

INDEMNIFICATION
---------------

5.1 Parent agrees to indemnify and hold harmless the Selling Unitholders, the officers, directors and partners of each such person, and each person, if any, who controls such person within the meaning of either Section 15 or Section 20 of the Exchange Act (each, a "PARTICIPANT"), from and against any and all losses, claims, damages and liabilities (including, without limitation, the reasonable legal fees and other expenses actually incurred in connection with any suit, action or proceeding or any claim asserted) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or any related Prospectus or any related preliminary prospectus, or caused by, arising out of or based upon any omission or alleged omission to state therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by, arise out of, or are based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in substantial conformity with information relating to any Participant furnished to Parent or the underwriters in writing by such Participant expressly for use therein.

5.2 Selling Unitholder agrees (i) to indemnify and hold harmless Parent, the officers, directors and partners of such person, and each person, if any, who controls such person within the meaning of either Section 15 or Section 20 of the Exchange Act (each, a "PARTICIPANT"), from and against any and all losses, claims, damages and liabilities (including, without limitation, the reasonable legal fees and other expenses actually incurred in connection with any suit, action or proceeding or any claim asserted) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or any related Prospectus or any related preliminary prospectus, or caused by, arising out of or based upon any omission or alleged omission to state therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by Selling Unitholder expressly for use therein; provided however, that Selling Unitholder shall not be required to undertake liability to any person under this Section 5.2 for any amounts in excess of the dollar amount of the proceeds to be received by Selling Unitholder from the sale of such Parent Shares pursuant to such registration.


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


5.3 If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to Section 5.1 or , such person (the "INDEMNIFIED PERSON") shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PERSON") in writing, and the Indemnifying Person may, in its sole discretion, retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding; PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Person shall not relieve it of any obligation or liability which it may have hereunder or otherwise (unless and only to the extent that such failure directly results in an actual loss or compromise of any material rights or defenses by the Indemnifying Person). In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would, in the reasonable judgment of the Indemnified Person, be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed at least quarterly. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld), but if settled with such consent or if there be a final, non-appealable judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

5.4 The parties shall agree to customary provisions relating to contribution.

DEFINITIONS
-----------

         As used in this Annex A, capitalized terms not found below are defined elsewhere in this Annex A or as set forth in the attached Agreement but the following capitalized terms shall have the following meanings:

         AFFILIATE: As defined in Rule 144 of the Act.

         CLOSING DATE: The date Selling Unitholder receives the Parent Shares pursuant to the Agreement.


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


         CONSUMMATION DATE: The consummation date means the date that is 120 days after receipt by the Parent of the Selling Unitholders Notice.

         EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

         PROSPECTUS: The prospectus included in any Registration Statement (including, without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the registration of the Parent Shares, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference into such Prospectus.

         REGISTRATION STATEMENT: Any registration statement filed or required to be filed with the SEC pursuant to the Agreement and the provisions of Annex A, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

         SEC: The Securities and Exchange Commission.

         SECURITIES ACT: The Securities Act of 1933, as amended.


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